Exhibit 99.1

Operator

Good morning and welcome to Global Net Lease, Inc.’s (“GNL” or the “Company”) first quarter 2026 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's first quarter 2026 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our first quarter 2026 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

Before we review our first quarter 2026 results, I'd like to discuss our planned strategic acquisition of Modiv Industrial, which we announced earlier this week.

This transaction is a direct reflection of the strategy we outlined on our last earnings call, and the tangible progress we have already made towards implementing it. Following a transformational year for GNL in 2025, when we took deliberate actions to significantly reduce leverage, strengthen our credit profile, and improve the overall quality of our portfolio, we are now positioned to focus on the disciplined recycling of capital into high quality industrial and retail assets. This includes pursuing selective and opportunistic asset sales, particularly those that reduce our office exposure, while redeploying proceeds accretively into single-tenant industrial and retail investments.

The Modiv transaction would do just that, as we believe the closing of the transaction will advance the durability and quality of our earnings profile by adding a high-quality portfolio of industrial net lease assets across the United States, supported by long-duration leases and creditworthy tenants that align well with our investment criteria.

The transaction is expected to be immediately accretive, with approximately 4% accretion to AFFO per share, including meaningful cost synergies through the elimination of duplicative G&A. Importantly, the transaction is structured as an all-stock acquisition with a fixed exchange ratio of 1.975, to lock in the 4% accretion, making it leverage neutral and requiring no new external capital. We believe this structure will preserve the balance sheet strength we have established, while allowing us to maintain meaningful flexibility to pursue future strategic growth opportunities.

Modiv’s long-duration leases have a weighted-average term of 15.0 years, include 2.4% annual rent escalations, and are supported by a well-recognized tenant base of leading global brands, with approximately 45% of annual base rent derived from investment-grade or implied investment-grade tenants. On a pro-forma basis, the acquisition is expected to extend our weighted average lease term from 5.9 to 6.7 years, increase our industrial exposure from 47% to 50%, and reduce our office concentration from 26% to 24% – which will collectively strengthen our portfolio mix, expanding our geographic reach across key U.S. industrial markets, and enhancing the overall stability of our combined platform.

We're very excited about this transaction, which we expect to close in the third quarter of this year.

In addition to the Modiv transaction, we're actively engaged in other transaction activity consistent with our corporate strategy. Reflecting the mission-critical nature of our office portfolio, we're under contract to sell a 33,000-square-foot office building leased to the General Services Administration for $13 million at a 7.2% cash cap rate, with closing expected in the second quarter of 2026. Beyond this transaction, we currently have additional office properties in our portfolio that we believe may present a similar disposition opportunity going forward as we continue to focus on lowering our office exposure. At the same time, we are under contract to acquire an approximate 100,000-square-foot single-tenant industrial asset occupied by a Fortune 50 investment-grade tenant for $14 million at an 8.2% cash cap rate, which would further demonstrate our ability to prudently execute our accretive recycling strategy into higher-quality assets that we believe will generate more compelling risk-adjusted returns. The asset features a 2031 lease maturity, and we believe our long-standing relationship with the tenant will be advantageous as we are already in simultaneous discussions regarding an early long-term lease extension.

We are actively negotiating the sale of additional office assets and look forward to providing updates as transactions advance. Our pipeline of redeployment opportunities continues to grow, and we believe we're well-positioned to execute on a leverage-neutral basis in a way that drives earnings growth while preserving the balance sheet quality we've established. Our acquisition approach remains disciplined and highly selective, focused on high-quality, income-generating assets that align with our long-term strategy.

In addition to our capital recycling strategy, we continue to evaluate the most effective uses of our disposition proceeds, including opportunistic share repurchases. Since the beginning of our share repurchase program through May 1, 2026, we have repurchased 19.7 million shares at a weighted average price of $8.05, totaling $158.2 million. We have been deliberate and opportunistic in how we've executed this program, and we remain disciplined in balancing these repurchases with our continued focus on leverage reduction and the redeployment of capital into higher-quality assets.

Turning to our portfolio, at the end of the first quarter of 2026, we owned 809 properties totaling 40 million rentable square feet. Our portfolio was 97% occupied, an increase from 95% in the first quarter of 2025, with a weighted average remaining lease term of 5.9 years. Specifically, our office occupancy increased to 99% from 95% in the first quarter of 2025, primarily driven by the disposition of a $45 million vacant office property, which also eliminates over $1 million of annualized negative NOI drag. Our office portfolio continues to perform well, supported by 100% rent collection and the highest proportion of investment-grade tenants within our portfolio.

GNL's portfolio features a stable tenant base and high quality of earnings, with an industry-leading 64% of tenants carrying an investment-grade or implied investment-grade rating, up from 60% in the first quarter of 2025. Our average annual contractual rental increase is 1.5%, excluding the impact of 20.1% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, we delivered strong results across the portfolio during the first quarter, reflecting the quality of our asset management capabilities and tenant relationships. We executed leases on more than 141,000 square feet and achieved renewal spreads of approximately 5.1% above expiring rents. Notable activity included several renewals with nationally recognized retail tenants such as Dollar General and Tractor Supply, as well as the renewal of a 58,000-square-foot FedEx distribution facility at an approximate 9% renewal spread. We continue to engage with tenants well in advance of lease expirations to drive occupancy, retention, and rental growth, while maintaining a long-term focus on portfolio stability.

As we continue advancing our approach to asset management, we have meaningfully enhanced our data and technology capabilities, improving how we engage with tenants and evaluate opportunities, and ultimately the outcomes we deliver across the portfolio. We've been leveraging artificial intelligence to enhance our decision-making on both the leasing and transaction front. Specifically, we're now able to rapidly analyze foot traffic patterns and performance analytics for our tenants – intelligence that directly informs our renewal negotiations and strengthens our underwriting when evaluating prospective transactions. This data-driven approach allows us to engage tenants from a more informed position, and we believe it is an increasingly meaningful contributor to our ability to drive favorable lease economics across the portfolio and secure advantageous terms on transactions. Perhaps most importantly, we believe it will also give us the ability to seamlessly absorb the Modiv portfolio, and its approximately $535 million of new assets, without any increase in headcount.

Our continued efforts to limit exposure to high-risk geographies, asset types, tenants, and industries reflect our intentional diversification strategy and disciplined credit underwriting. No single tenant accounts for more than 6% of total straight-line rent, and our top 10 tenants collectively contribute only 29% of total straight-line rent, with 80% being investment-grade. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to review the details of each segment of our portfolio in our first quarter of 2026 Investor Presentation on our website.

I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

For the first quarter of 2026, we recorded revenue of $109.3 million, and a net loss attributable to common stockholders of $16.0 million. AFFO was $43.9 million or $0.21 per share.

Following the successful repositioning of our portfolio over the past several quarters, including the $1.8 billion Multi-Tenant Retail Portfolio sale, we have reduced annualized G&A expense by 25% year-over-year to $49 million from $65 million in the first quarter of 2025, driven by operational efficiencies. Additionally, capital expenditures declined to $1.6 million from $9.8 million in the first quarter of 2025, supporting improved cash flow through a more streamlined portfolio.

Looking at our balance sheet, the gross outstanding debt balance was $2.6 billion at the end of the first quarter of 2026, a reduction of $1.3 billion from the end of the first quarter of 2025. Our debt is comprised of $1.0 billion in senior notes, $290 million on the multi-currency Revolving Credit Facility and $1.3 billion of outstanding gross mortgage debt. As of the end of the first quarter of 2026, 99% of our debt is tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.1%, down from 4.2% in first quarter 2025, and our interest coverage ratio was 3.0x.

At the end of the first quarter of 2026, our Net Debt to Adjusted EBITDA ratio was 7.2x based on Net Debt of $2.4 billion, compared to 6.7x at the end of first quarter of 2025. While the ratio this quarter was higher than at the end of the first quarter of 2025 due to timing of dispositions, we are confident that we will remain within our stated Net Debt to Adjusted EBITDA 2026 guidance range of 6.5x to 6.9x.

As of March 31, 2026, we had liquidity of approximately $911 million and $1.5 billion of capacity on our Revolving Credit Facility, compared to $499 million and $1.4 billion, respectively, as of the end of first quarter of 2025. Additionally, we had approximately 212 million shares of common stock outstanding, and approximately 214 million shares outstanding on a weighted average basis for the first quarter of 2026. Since launching our share repurchase program in 2025 and through May 1, 2026, we have repurchased 19.7 million shares for a total of $158.2 million. This includes approximately 4.2 million shares repurchased in the first quarter of 2026 for $38.4 million at a weighted average price of $9.07. Since inception, total repurchases under this program have been executed at a weighted average price of $8.05, a meaningful discount to the current share price, which has appreciated approximately 18% since those purchases were made. We believe this program has been a highly accretive use of capital and has generated tangible value for our shareholders.

Turning to our outlook for 2026, we are confident in our performance and re-affirm our full year AFFO per share guidance of $0.80 to $0.84. We also reaffirm our stated Net Debt to Adjusted EBITDA range of 6.5x to 6.9x. This guidance excludes the anticipated benefit from the Modiv transaction, which we plan to address and update upon closing; although we believe it is worth emphasizing that the acquisition is structured to be leverage neutral within our 2026 Net Debt to Adjusted EBITDA guidance range of 6.5x to 6.9x.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

As we begin this next phase of GNL's evolution, we do so from a position of strength, focused on strategically reducing our office exposure while redeploying capital into higher-quality, higher-yielding assets. The foundation we built in 2025, a stronger balance sheet, an improved credit profile, and a more focused portfolio, gives us flexibility and confidence to execute this strategy on our own terms, remaining patient and selective as we identify the right opportunities. We won't rush to deploy capital for the sake of it – we will be thorough, diligent, and highly selective, pursuing only those opportunities that we believe genuinely enhance the quality and earnings of our portfolio. We expect this capital recycling activity to be a meaningful contributor to earnings growth over the course of 2026 and beyond.

The Modiv transaction is a tangible demonstration of that approach. We identified a high-quality portfolio of industrial net lease assets that we believe will enhance the earnings power and long-term durability of our platform, and we structured a transaction that is expected to be immediately accretive, leverage neutral, and requires no external capital. We look forward to building on the strong foundation Modiv has established as part of the combined GNL platform.

Before taking your questions, I’d like to note that, subsequent to the first quarter, two members of our Board, Sue Perrotty and Governor Rendell, announced their intention to retire following the 2026 Annual Meeting of Stockholders. We thank Sue and the Governor for their years of dedicated service and meaningful contributions to GNL, and remain confident that our Board’s composition is well calibrated to provide effective oversight and support efficient decision-making.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].